FORM 3                Securities and Exchange Commission
                           Washington, DC 20549

            Initial Statement of Beneficial Ownership of Securities

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940


1.   Name and Address of Reporting Person   4. Issuer Name and Trading Symbol

   Adams          John           J.          DCI Telecommunications, Inc. DCTC
   -----------------------------------       ---------------------------------
   (Last)          First        Middle
                                          5. Relationship of Reporting
   18 Renault Drive                          Person(s) to Issuer
   ------------------------------------
              (Street)                          (Check all applicable)
                                              X  Director    __ 10% Owner
   Flanders         NJ          07836         X  Officer     __ Other (Specify)
   ------------------------------------           (title)               below)
   (City)         (State)        (Zip)
                                              V.P. - CMO
2.   Date of Event Requiring Statement         -----------     ----------------
                                          6. If Amendment, Date of Original
   July 30, 1998                              (Month/Day/Year)
   ____________________                      _________________________________

3. IRS Identification Number of Reporting 7. Individual or Joint/Group
    Person, (Voluntary)                      Filing (Check Applicable Line)
                                              X Form filed by One Reporting
                                                  Person
   --------------------------------------     _ Form filed by More than one
                                                  Reporting Person

_____________________________________________________________________________

Table I - Non-Derivative Securities Beneficially Owned

1. Title of           2. Amount of Securities   3. Ownership     4. Nature of
   Security              Beneficially Owned        Form:            Indirect
                                                   Direct (D)       Beneficial
                                                   Indirect (I)     Ownership

DCI Telecommunications         43,075 shares           D
   Common Stock           -------------------    -------------    ------------

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.Title of        2.Date Exer- 3.Title        4.Conver-  5.Owner-  6.Nature
  Derivative        cisable &    & Amount       sion or    ship      of
  Security          Expiration   of             Exercise   Form of   Indirect
                    Date         Securities     Price of   Deriv-    Ownership
                  -------------  Underlying     Deri-      ative
                  Date    Expir- Derivative     vative     Security
                  Exer-   ation  Security       Security   Direct(D)
                  cisable Date   -------------             Indirect
                                 Title  Amount             (I)
                                        of
                                        Number
                                        of
                                        Shares

Options           7/26/95 7/26/00 Common 10000  $0.60         D      __________

Options           7/26/96 4/12/01 Common 25000  $0.1875       D      __________

Options           8/2/96  4/12/01 Common 50000  $0.1875       D      __________

Options           8/9/96  4/12/01 Common 50000  $0.1875       D      __________

Options           6/16/97 6/16/02 Common 30681  $1.375        D      __________

Options           9/8/97  9/8/02  Common 50000  $1.75         D      __________

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Explanation of Responses:

All options represent the right to purchase DCI common shares.


                                        John J. Adams             08/6/98
                                        _____________________     _________
                                        Signature of Reporting       Date
                                         Person